UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Amendment No. 2* (EXIT FILING)

Under the Securities Exchange Act of 1934

CONTRAFECT CORPORATION.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

212326102
(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Larry N. Feinberg
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,502,766 *
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,502,766 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,502,766 *
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.62% **
12	TYPE OF REPORTING PERSON (See Instructions) IN

*	Includes 1,000,000 shares of common stock issuable upon exercise of warrants.

**	This percentage is based on a total of 154,320,667 shares of common stock outstanding, which is the sum of 153,320,667 shares of common stock outstanding as of December 31, 2019, as reported in the Issuer’s Proxy Statement on Form DEF 14A filed with the Securities Exchange Commission on January 6, 2020 (the “Proxy Statement”), plus 1,000,000 warrants that are currently exercisable. Does not give effect to a 1-for-10 reverse stock split effected by the Issuer on February 3, 2020.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,501,900 *
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,501,900 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,501,900 *
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.97% **
12	TYPE OF REPORTING PERSON (See Instructions) PN

*	Includes 860,000 shares of common stock issuable upon exercise of warrants.

**	This percentage is based on a total of 154,180,667 shares of common stock outstanding, which is the sum of 153,320,667 shares of common stock outstanding as of December 31, 2019, as reported in the Proxy Statement, plus 860,000 warrants that are currently exercisable.Does not give effect to a 1-for-10 reverse stock split effected by the Issuer on February 3, 2020.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Institutional Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 193,854 *
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 193,854 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 193,854 *
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.13% **
12	TYPE OF REPORTING PERSON (See Instructions) PN

*	Includes 140,000 shares of common stock issuable upon exercise of warrants.

**	This percentage is based on a total of 153,460,667 shares of common stock outstanding, which is the sum of 153,320,667 shares of common stock outstanding as of December 31, 2019, as reported in the Proxy Statement, plus 140,000 warrants that are currently exercisable. Does not give effect to a 1-for-10 reverse stock split effected by the Issuer on February 3, 2020.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Ten Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 282,800
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 282,800

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,800
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.18% *
12	TYPE OF REPORTING PERSON (See Instructions) PN

*	This percentage is based on 153,320,667 shares of common stock outstanding as of December 31, 2019, as reported in the Issuer’s Proxy Statement. Does not give effect to a 1-for-10 reverse stock split effected by the Issuer on February 3, 2020.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Associates, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,978,554 *
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,978,554 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,978,554 *
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.28% **
12	TYPE OF REPORTING PERSON (See Instructions) OO

*	Includes 1,000,000 shares of common stock issuable upon exercise of warrants.

**	This percentage is based on a total of 154,320,667 shares of common stock outstanding, which is the sum of 153,320,667 shares of common stock outstanding as of December 31, 2019, as reported in the Proxy Statement, plus 1,000,000 warrants that are currently exercisable. Does not give effect to a 1-for-10 reverse stock split effected by the Issuer on February 3, 2020.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Investment Management, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,400,936 *
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,400,936 *

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,936 *
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.56% **
12	TYPE OF REPORTING PERSON (See Instructions) CO

*	Includes 1,000,000 shares of common stock issuable upon exercise of warrants.

**	This percentage is based on a total of 154,320,667 shares of common stock outstanding, which is the sum of 153,320,667 shares of common stock outstanding as of December 31, 2019, as reported in the Proxy Statement, plus 1,000,000 warrants that are currently exercisable. Does not give effect to a 1-for-10 reverse stock split effected by the Issuer on February 3, 2020.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Investment Management Inc. Employees Retirement Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 422,382
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 422,382

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 422,382
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.28% *
12	TYPE OF REPORTING PERSON (See Instructions) OO

*	This percentage is based on 153,320,667 shares of common stock outstanding as of December 31, 2019, as reported in the Proxy Statement. Does not give effect to a 1-for-10 reverse stock split effected by the Issuer on February 3, 2020.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) The Feinberg Family Foundation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 101,830
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 101,830

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 101,830
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.07% *
12	TYPE OF REPORTING PERSON (See Instructions) CO

*	This percentage is based on 153,320,667 shares of common stock outstanding as of December 31, 2019, as reported in the Proxy Statement. Does not give effect to a 1-for-10 reverse stock split effected by the Issuer on February 3, 2020.

This Amendment No. 2 to Schedule 13G (this “Amendment No. 2”) is being filed with respect to the common stock, par value $0.0001 per share (“Common Stock”), of ContraFect Corporation, a Delaware corporation (the “Issuer”), to amend the Schedule 13G filed on March 21, 2018, as previously amended by Amendment No. 1, filed on February 8, 2019 (the “Schedule 13G”), in accordance with the annual amendment requirements. This Amendment No. 2 is being filed on behalf of Oracle Partners, LP, a Delaware limited partnership (“Oracle Partners”), Oracle Ten Fund, LP, a Delaware limited partnership (“Oracle Ten Fund”), Oracle Institutional Partners, LP, a Delaware limited partnership (“Institutional Partners” and, collectively with Oracle Partners and Oracle Ten Fund, the “Oracle Partnerships”), Oracle Investment Management Inc. Employees Retirement Plan, an employee benefit plan organized in Connecticut (the “Retirement Plan”), Oracle Associates, LLC, a Delaware limited liability company and the general partner of Oracle Partners, Oracle Ten Fund and Institutional Partners (“Oracle Associates”), Oracle Investment Management, Inc., a Delaware corporation and the investment manager to the Oracle Partnerships and plan administrator to the Retirement Plan (the “Investment Manager”), The Feinberg Family Foundation, a foundation organized in Connecticut (the “Foundation”), and Larry N. Feinberg, the managing member of Oracle Associates, the sole shareholder, director and president of the Investment Manager and the trustee of the Foundation (each of the foregoing, a “Reporting Person” and collectively, the “Reporting Persons”). Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 2(a).	Name of Filing Person:

This statement is filed by:

(i)	Oracle Partners, L.P., a Delaware limited partnership (“Partners”), with respect to the shares of the Issuer’s common stock, par value $0.001 per share (“Shares”), directly owned by it;

(ii)	Oracle Institutional Partners, L.P., a Delaware limited partnership (“Institutional Partners”). with respect to the Shares directly owned by it;

(iii)	Oracle Ten Fund, LP, a Delaware limited partnership (“Ten Fund”), with respect to shares directly owned by it;

(iv)	Oracle Associates, LLC, a Delaware limited liability company (“Oracle Associates”), which serves as the general partner of Partners, Institutional Partners and Ten Fund, and may be deemed to indirectly own, by virtue of the foregoing relationship, the Shares directly owned by Partners, Institutional Partners and Ten Fund;

(v)	Oracle Investment Management Inc. Employees Retirement Plan, an employee benefit plan organized in Connecticut (the “Retirement Plan”), with respect to the Shares directly owned by it;

(vi)	The Feinberg Family Foundation, a foundation organized in Connecticut (the “Foundation”), with respect to the Shares directly owned by it;

(vii)	Oracle Investment Management, Inc., a Delaware corporation (the “Investment Manager”), which serves as the investment manager of Partners, Institutional Partners and Ten Fund and the plan administrator to the Retirement Plan, and may be deemed to indirectly own, by virtue of the foregoing relationship, the Shares directly owned by Partners, Institutional Partners, Ten Fund and the Retirement Plan; and

(viii)	Mr. Larry N. Feinberg (“Mr. Feinberg”), who serves as the managing member of Oracle Associates and as the sole shareholder, director and president of the Investment Manager and as a trustee of the Foundation, and may be deemed to indirectly own, by virtue of the foregoing relationships, the Shares directly owned by Partners, Institutional Partners, Ten Fund, the Retirement Plan and the Foundation.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 4.	Ownership:

The share of Common Stock disclosed in this Amendment No. 2 do not give effect to a 1-for-10 reverse stock split effected by the Issuer on February 3, 2020.

A.	Larry N. Feinberg

(a)	Amount beneficially owned: 2,502,766
(b)	Percent of class: 1.62%
(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 2,502,766
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 2,502,766

B.	Oracle Partners, L.P.

(a)	Amount beneficially owned: 1,501,900
(b)	Percent of class: 0.97%
(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 1,501,900
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 1,501,900

C.	Oracle Institutional Partners, L.P.

(a)	Amount beneficially owned: 193,584
(b)	Percent of class: 0.13%
(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 193,584
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 193,584

D.	Oracle Ten Fund, LP

(a)	Amount beneficially owned: 282,800
(b)	Percent of class: 0.18%
(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 282,800
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 282,800

E.	Oracle Associates, LLC

(a)	Amount beneficially owned: 1,978,554
(b)	Percent of class: 1.28%
(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 1,978,554
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 1,978,554

F.	Oracle Investment Management, Inc.

(a)	Amount beneficially owned: 2,400,936
(b)	Percent of class: 1.56%
(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 2,400,936
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 2,400,936

G.	Oracle Investment Management, Inc. Employees’ Retirement Plan

(a)	Amount beneficially owned: 422,382
(b)	Percent of class: 0.28%
(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 422,382
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 422,382

H.	The Feinberg Family Foundation

(a)	Amount beneficially owned: 101,830
(b)	Percent of class: 0.07%
(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 101,830
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 101,830

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 10.	Certifications.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

/s/ Larry Feinberg
Larry Feinberg, Individually

ORACLE PARTNERS, LP
By: ORACLE ASSOCIATES, LLC, its general partner

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE INSTITUTIONAL PARTNERS, LP
By: ORACLE ASSOCIATES, LLC, its general partner

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member ORACLE TEN FUND, LP By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Larry N. Feinberg, Managing Member

ORACLE ASSOCIATES, LLC

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE INVESTMENT MANAGEMENT, INC.

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE INVESTMENT MANAGEMENT, INC.
EMPLOYEES’ RETIREMENT PLAN

By: /s/ Larry Feinberg
Larry Feinberg, Trustee

THE FEINBERG FAMILY FOUNDATION

By: /s/ Larry Feinberg
Larry Feinberg, Trustee